Exhibit 10.6

May 8, 2008

Peter Maloney

[Address]

Dear Peter,

You currently hold an option (the “New Hire Option”) to purchase 5,000,000 shares of the Common Stock of E2open, Inc. (the “Company”) for $0.05 per share.

If at any time within one year following your hire date (January 30, 2008) the Company issues stock for the purpose of raising new capital or canceling outstanding indebtedness, and you are then employed on a full-time basis by the Company at the time of such stock issuance, the Company will grant you a stock option to purchase such number of shares of common stock equal to one (1%) percent of the shares issued. The preceding sentence shall not apply to any other stock issuance of any kind whatsoever, including but not limited to stock issued in connection with a merger, acquisition or pursuant to the Company’s employee stock plans.

Any additional stock option that is granted to you pursuant to this letter shall be subject to the same terms and conditions as are described in your offer letter dated December 19, 2007 for the New Hire Option except that the exercise price of the option shares shall be equal to the fair market value per share of the Company’s Common Stock on the date of grant.

This letter agreement constitutes the complete agreement between us with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written and oral, regarding this subject matter.

Sincerely,

/s/ Amy Reichanadter Amy Reichanadter
Senior Vice President, Human Resources
E2open, Inc.

Agreed to and accepted:

/s/ Peter Maloney
Peter Maloney

Date:	6/10/08